NEWS FROM

For Immediate Release
July 26, 2011
Media Contact:
Helen Todd, 205-969-5608
Helen.Todd@HealthSouth.com

Investor Relations Contact:
Mary Ann Arico, 205-969-6175
MaryAnn.Arico@HealthSouth.com

HEALTHSOUTH AMENDS AGREEMENT TO SELL LONG-TERM ACUTE CARE HOSPITALS

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today announced it has entered into an  amendment to the agreement dated May 17, 2011 to sell its long-term acute care hospitals (LTCHs) to affiliates of LifeCare Holdings, Inc. (LifeCare). The primary purpose of the amendment is to remove HealthSouth Hospital of Houston (HHH) from the transaction.  As a result, HealthSouth has now agreed to sell five LTCHs to LifeCare for approximately $117.5 million instead of six LTCHs for approximately $120 million as originally agreed. The transaction remains on track to close during the third quarter of 2011, subject to customary closing conditions, including regulatory approval and third-party consents.

“Given the competitive challenges of operating an LTCH in the Houston market and the recently initiated OIG investigation related to HHH, HealthSouth and LifeCare agreed removing this hospital from the transaction represents the best opportunity to promptly and efficiently close the sale,” said HealthSouth President and Chief Executive Officer Jay Grinney. “Consistent with our prior decision to exit the LTCH business in order to concentrate on our core inpatient rehabilitation business, we intend to close HHH in a timely manner and sell the related real estate.”

The Company encourages HHH associates to consider positions with other HealthSouth hospitals. Customary severance benefits will be provided to the balance of affected employees.

The specific LTCHs being sold  are: HealthSouth Hospital at Tenaya, Las Vegas, Nev.; HealthSouth RidgeLake Hospital, Sarasota, Fla.; HealthSouth Hospital of Pittsburgh, Pittsburgh, Pa.; HealthSouth Regional Specialty Hospital, Mechanicsburg, Pa.; HealthSouth Specialty Hospital of North Louisiana, Ruston, La., and two remote locations, HealthSouth Specialty Hospital of North Louisiana – Farmerville, La., and HealthSouth Specialty Hospital of North Louisiana – Homer, La.

HealthSouth’s six LTCHs contributed $121.7 million of net operating revenues and $17.5 million of Adjusted EBITDA to HealthSouth Corporation in 2010.  They will be treated as discontinued operations beginning in the second quarter of 2011.

About HealthSouth
HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the likelihood and timing of the closing of this sale transaction, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the possibility this sale of LTCHs or the related real estate will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in closing this sale; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

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